Exhibit 11

  CONSENT OF INDEPENDENT AUDITORS

  We consent to the use in Post-Effective Amendment No. 6 to Registration Statement No. 33-42391 of Prudential Pacific Growth Fund, Inc. of our report dated December 16, 1994, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


  /s/ Deloitte & Touche LLP


  Deloitte & Touche LLP
  New York, New York
  October 31, 1995